Exhibit 99.1

General Dynamics Elects Rudy deLeon to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Rudy deLeon to be a director of the corporation, effective September 30, 2014.

DeLeon is a senior fellow with the Center for American Progress, a position he has held since November 2007.

He began his career with the federal government, where he served for 25 years until 2001. In his final position as deputy secretary of defense, he was the chief operating officer at the Pentagon, a member of the Deputies Committee of the National Security Council and a member of the National Partnership Council. He was also undersecretary of defense for Personnel and Readiness from 1997 to 2000, and he was undersecretary of the U.S. Air Force from 1994 to 1997. From November 1985 through 1993, deLeon served as a member of the professional staff and staff director for the U.S. House Armed Services Committee. DeLeon began his government career in 1975, holding various staff positions in the U.S. Senate and House of Representatives.

After he left the federal service, deLeon worked for the Boeing Company for five years as a senior vice president, leading all U.S. federal, state and local government liaison operations.

“Rudy brings a wealth of experience and his insights on defense policy make him a valuable addition to our board,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics.

DeLeon holds a bachelor’s degree from Loyola Marymount University and he completed the executive program in national and international security at the John F. Kennedy School of Government at Harvard University.

More information about General Dynamics is available at www.generaldynamics.com.

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